NEWS RELEASE FOR IMMEDIATE RELEASE

Agrium Announces Release Dates for First Quarter 2015 Results and Conference Call

April 21, 2015

CALGARY, Alberta — Agrium Inc. (TSX and NYSE: AGU) plans to release their first quarter earnings results on Tuesday, May 5, 2015 after the markets close. The company plans to host a conference call to discuss the results on May 6, 2015 at 7:30 a.m. MST (9:30 a.m. EST).

A webcast of the conference call including the presentation slides and dial in numbers can be accessed by visiting Agrium’s website at www.agrium.com. A replay of the call will be available for one week from the time of the conference call.

Agrium will also be having its Annual General Meeting on May 6, 2015 at 11:00 a.m. MST (1:00 p.m. EST) at Agrium Place, 13131 Lake Fraser Drive, SE, Calgary, Alberta. A webcast of the meeting will be available on our website at www.agrium.com.

About Agrium

Agrium Inc. is a major producer and distributor of agricultural products and services in North America, South America, Australia and Egypt through its agricultural retail-distribution and wholesale nutrient businesses. Agrium supplies growers with key products and services such as crop nutrients, crop protection, seed, and agronomic and application services, thereby helping to meet the ever growing global demand for food and fiber. Agrium produces nitrogen, potash and phosphate fertilizers, with a combined wholesale nutrient capacity of over nine million tonnes and with competitive advantages across all product lines. Agrium retail-distribution has an unmatched network of over 1,300 facilities and over 3,000 crop consultants. We partner with over half a million grower customers globally to help them increase their yields and returns on more than 50 different crops. With a focus on sustainability, the company strives to improve the communities in which it operates through safety, education, environmental improvement and new technologies such as the development of precision agriculture and controlled release nutrient products. Agrium is focused on driving operational excellence across our businesses, pursuing value-enhancing growth opportunities and returning capital to shareholders.

FOR FURTHER INFORMATION:

Investor/Media Relations:

Richard Downey, Vice President, Investor/Corporate Relations & Market Research

(403) 225-7357

Todd Coakwell, Director, Investor Relations

(403) 225-7437

Louis Brown, Analyst, Investor Relations

(403) 225-7761

Contact us at: www.agrium.com